Exhibit 99.1

1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact:	Kevin R. Karas
Chief Financial Officer
402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES

SECOND QUARTER 2017 RESULTS

LINCOLN, Nebraska (August 1, 2017) — National Research Corporation (NASDAQ: NRCIA and NRCIB) today announced results for the second quarter of 2017.

●	Net New Sales $5.6 million
●	Total Contract Value $121.7 million
●	Revenue up 9% to $28.4 million
●	Net Income of $5.8 million, up 26%

Revenue for the second quarter ended June 30, 2017, was $28.4 million, compared to $26.1 million for the same quarter in 2016. Net income for the quarter ended June 30, 2017, was $5.8 million, compared to $4.6 million for the quarter ended June 30, 2016. Diluted earnings per share increased to $0.13 for Class A shares and $0.80 for Class B shares for the quarter ended June 30 2017, from $0.11 for Class A shares and $0.64 for Class B shares for the quarter ended June 30, 2016.

Regarding second quarter performance, Kevin Karas, chief financial officer of National Research Corporation, said, “We continued to see positive growth in revenue and operating income in the second quarter, bringing our 2017 year-to-date revenue growth rate to 9% and operating income growth rate to 23%, compared to the first half of 2016.”

A listen-only simulcast of National Research Corporation’s 2017 second quarter conference call will be available online at http://edge.media-server.com/m/p/v7vdqgk8 on August 2, 2017, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately one hour later and continue for 30 days.

NRC Announces Second Quarter 2017 Results

August 1, 2017

For more than 36 years, National Research Corporation has been a leading provider of analytics and insights that facilitate measurement and improvement of the patient and employee experience while also increasing patient engagement and customer loyalty for healthcare providers, payers and other healthcare organizations in the United States and Canada. The Company’s solutions enable its clients to understand the voice of the customer with greater clarity, immediacy and depth.

This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRC Announces Second Quarter 2017 Results

August 1, 2017

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016

Revenue	$28,435	$26,114	$58,710	$53,984

Operating expenses:
Direct expenses	11,939	10,734	24,439	22,273
Selling, general and administrative	6,905	7,270	13,591	14,627
Depreciation and amortization	1,139	1,092	2,244	2,060
Total operating expenses	19,983	19,096	40,274	38,960

Operating income	8,452	7,018	18,436	15,024

Other income (expense):
Interest income	15	11	29	22
Interest expense	(23)	(36)	(50)	(121)
Other, net	27	43	35	118

Total other income (expense)	19	18	14	19

Income before income taxes	8,471	7,036	18,450	15,043

Provision for income taxes	2,719	2,478	6,178	4,978

Net income	$5,752	$4,558	$12,272	$10,065

Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.14	$0.11	$0.29	$0.24
Class B	$0.82	$0.65	$1.75	$1.44
Diluted Earnings Per Share:
Class A	$0.13	$0.11	$0.28	$0.24
Class B	$0.80	$0.64	$1.71	$1.41

Weighted average shares and share equivalents outstanding
Class A - basic	20,752	20,711	20,745	20,711
Class B - basic	3,514	3,508	3,514	3,498
Class A - diluted	21,525	20,992	21,404	21,002
Class B - diluted	3,591	3,565	3,584	3,557

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NRC Announces Second Quarter 2017 Results

August 1, 2017

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands, except per share amounts and par value)

	Jun. 30,	Dec. 31,
	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$31,628	$33,021
Accounts receivable, net	13,138	10,864
Income taxes receivable	1,172	14
Other current assets	5,045	3,166
Total Current Assets	50,983	47,065

Property and equipment, net	12,138	11,806
Goodwill	57,942	57,861
Other, net	3,513	3,892
Total Assets	$124,576	$120,624

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$3,715	$3,916
Deferred revenue	16,735	15,497
Accrued compensation	4,076	4,543
Dividends payable	4,218	4,213
Income taxes payable	--	662
Notes payable	2,107	2,683
Total Current Liabilities	30,851	31,514

Non-Current Liabilities	5,895	6,304

Total Liabilities	36,746	37,818

Shareholders’ Equity:
Preferred stock, $0.01 par value, authorized 2,000,000 shares, none issued	--	--
Class A Common stock, $0.001 par value; authorized 60,000,000 shares, issued 25,796,457 in 2017 and 25,656,760 in 2016, outstanding 20,940,790 in 2017 and 20,891,069 in 2016	26	26
Class B Common stock, $0.001 par value; authorized 80,000,000 shares, issued 4,317,656 in 2017 and 4,308,875 in 2016, outstanding 3,540,244 in 2017 and 3,539,931 in 2016	4	4
Additional paid-in capital	49,620	46,725
Retained earnings	75,343	71,507
Accumulated other comprehensive loss	(2,127)	(2,626)
Treasury stock	(35,036)	(32,830)
Total Shareholders’ Equity	87,830	82,806
Total Liabilities and Shareholders’ Equity	$124,576	$120,624

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